ADDENDUM
26101 Miles Road, Warrensville Heights, Ohio 44128

THIS AGREEMENT OF LEASE EXTENSION, made as of this 26th day of August, 2014, by and between Miles Commerce Ltd., an Ohio limited liability company (hereinafter called “Landlord” and Affymetrix, Inc., a California corporation (hereinafter called “Tenant”).

WITNESSETH THAT:

1.
Landlord and tenant mutually agree to an extension of the original lease whose term commenced April 1, 2010, on the same terms and conditions as therein noted, except for the terms and conditions noted below.

2.	The term of this lease shall be extended for a period of three (3) years commencing April 1, 2015 and terminating March 31, 2018.

3.
The rent during this extended term shall be at a yearly rate of ninety three thousand nine hundred thirty six dollars ($93,936.00) payable in monthly installments of Seven thousand eight hundred twenty eight dollars ($7,828.00) in advance upon the first of each and every calendar month.

4.
Landlord agrees to maintain and repair the roof pay for all repairs of roof over the Premises, subject to Landlord’s approval, which shall not be unreasonably withheld, of the roofing contractor and bid. Landlord represents and warrants that the roof will be in good condition during the term of the lease and if the roof can no longer be repaired to good condition, Landlord agrees to install a new roof over the Premises, subject to Landlord’s approval, which shall not be unreasonably withheld, of the roofing contractor and bid.

5.
Landlord grants Tenant an option to extend this lease for two additional terms of three (3) years each. The first additional term (April 1, 2018 to March 31, 2021) will be at the then existing rental rate. The second additional term (April 1, 2021 to March 31, 2024) will be at the then existing rental rate plus an increase based on the annual increases of the cost of living per year as measured by the consumer price index for all goods and services dating from April 1, 2015 as the base year.

IN WITNESS WHEREOF, this lese has been duly executed by Landlord and Tenant as of the day and year first above written.

Signed and acknowledged in the        LANDLORD:
presence of:

/s/ Illegible                    /s/ Thomas A. Mann
/s/Andrew B. Cohen                Thomas A. Mann on behalf of Robert
/s/ Illegible                    A. Mann, Elizabeth Rosenman and
Jeanne Newman

BEFORE ME, a Notary Public in and for said County and State, personally
Appeared Thomas A. Mann, who acknowledged that they did sign the foregoing instrument and that the same is their free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Thomas A. Mann___________________________, this 21st day of August, 2014
.
s/ Suzanne J. Carr
Notary Public

[Notary Seal]
Suzanne J. Carr
Notary Public of New Jersey
Commission Expires: 10/7/2015

STATE OF New Jersey        )

COUNTY OF Burlington        )    SS:

Signed and acknowledged in the        TENANT:
Presence of:
AFFYMETRIX, INC.
/s/ Illegible

/s/ Illegible                    by: /s/ Laurent R. Bellon

its: Sr. Vice-President Global Operations

STATE OF Ohio            )            Approved as to Form
AFFX Legal Dept.
COUNTY OF Cuyahoga        )     SS:        By    SC

BEFORE ME, a Notary Public in and for said County and State, personally
Appeared Laurent Bellon, who acknowledged that they did sign the foregoing instrument and that the same is their free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at, Cuyahoga County, Ohio, this 26 day of 2014, 2014.

/s/ Susan D. Lodge
Notary Public

[Notary Seal]
Susan D. Lodge
Resident Summit County
Notary Public, State of Ohio
My Commission Expires: 8/10/2016